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Pricing Supplement Dated February 6, 1996         Rule 424(b)(2)
                                               File No. 33-55295
(To Prospectus dated November 23, 1994 and
Prospectus Supplement dated December 7, 1994)

THE CHASE MANHATTAN CORPORATION
Subordinated Medium-Term Notes, Series B
(U.S. $ Fixed Rate)
__________________________________________________________________
Trade  Date: February 6, 1996    Original Issue Date: February 15, 1996
Principal   Amount:  $25,000,000 Net Proceeds to Issuer: $24,475,000
Issue Price:       100%          Agent's Capacity:
Selling Agent's                  x  Principal Basis Agency Basis
  Commission/Discount:$525,000   Interest Payment Dates: 15th of each month
Interest  Rate: 6.60%                       commencing March  15, 1996
Maturity Date: February 15, 2011
_________________________________________________________________
Form:
               x     Book-Entry                Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
               x  The Notes may be redeemed prior to maturity
                  Initial  Redemption  Date:   February  15,  2000  and
                      thereafter on each February 15th or August 15th until maturity
                  Initial Redemption Percentage: 100 %
                  Annual Redemption Percentage Reduction: N/A %
Repayment:
               x  The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at
                  the option of the holder of the Notes
                  Optional Repayment Date: N/A
                  Optional Repayment Price: N/A%
Discount Note:     Yes          x  No

The Chase Manhattan Corporation and Chemical Banking Corporation entered into an Agreement and Plan of Merger dated as of August
27, 1995. On December 11, 1995 the stockholders of both companies approved the merger which is expected to be effective on March 31, 1996. Information concerning the merger is contained in the Joint Proxy
Statement/Prospectus dated as of October 31, 1995.

           Chase Securities, Inc.
                  Bear, Stearns & Co. Inc.
                      CS First Boston
                        Goldman, Sachs & Co.
                            Lehman Brothers
                           X  Merrill Lynch & Co.
                               Morgan Stanley & Co. Incorporated
                                         Salomon Brothers Inc
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